Exhibit 10.5

September 29th, 2019

Dr. Chris Haqq

207 Portola Ct,

Los Altos, CA 94022

Dear Dr. Haqq,

We are pleased to extend you this offer of employment to become Executive Vice President, Head of Research and Development and Chief Medical Officer (EVP R&D and CMO) with Elicio Therapeutics, Inc. (the “Company”). This offer may be accepted by countersigning where indicated at the end of this letter. We are excited about the contributions that we know you will make to the success of the Company and would like your employment to commence on October 15th, 2019 (the actual date on which your employment commences is referred to below as the “Start Date”).

Duties and Extent of Service

As EVP, Head of R&D and CMO, you will report directly to Robert Connelly, CEO, and you will have responsibility for performing those duties as are customary for and are consistent with your position with the Company, including but not limited to development and execution of R&D, Clinical Development, Intellectual Property and organizational strategies, participation with all Board of Director, Financing and Business Development activities, and leadership of the Company’ s Scientific and Clinical Advisory Boards.

You agree to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company. Except for vacations and absences due to temporary illness, you will be expected to devote your full-time business efforts to the business and affairs of the Company. You will perform your duties with a principal location in the San Francisco, CA area, acknowledging the need for travel to perform your full range of responsibilities.

Employment At-Will

You and the Company understand and agree that you are an employee at-will and that you may resign, or the Company may terminate your employment, at any time in accordance with the termination provisions set forth further below in this letter agreement. Nothing in this letter agreement shall be construed to alter the at-will nature of your employment, nor shall anything in this letter agreement be construed as providing you with a definite term of employment.

Compensation

Until the termination of your employment hereunder, in consideration for your services hereunder, we will compensate you as follows:

•

Base Salary: We will pay you, in accordance with the Company’s then current payroll practices, a base salary (the “Base Salary”) at an annual rate of $430,000, less applicable deductions and withholdings. The Base Salary may be modified from time to time at the sole discretion of the Company’s Board of Directors (the “Board”) and is in addition to the other benefits set forth herein.

•

Annual Bonus. You will be eligible to receive an annual discretionary bonus in an amount up to 40% of your Base Salary for the relevant year, based on the Company’s performance versus the Board approved corporate goals for the year, which goals you and the other officers of the Company will propose together to the Board. The determination of whether you will receive a discretionary bonus with respect to any given fiscal year of the Company, and the amount of such discretionary bonus (if any), shall be determined by the Board, in its discretion, after considering the Company’s performance for such fiscal year. If you are awarded a discretionary bonus with respect to a given fiscal year, the Company will make payment of such discretionary bonus following the end of the year to which it relates but no later than March 31 of the next fiscal year. However, eligibility to earn and receive any such bonus shall at all times remain conditioned upon your continued active employment in good standing on the date of such payment. If you cease being an employee of the Company for any reason prior to your receipt of any discretionary bonus, then you shall not earn and shall not be paid any such discretionary bonus.

•

Initial RSU Award. As soon as reasonably practicable following your Start Date and subject to the approval of the Board, the Company shall grant to you an award of restricted stock units with respect to 2% of the Company’s fully diluted equity (“FDE”), measured immediately following the final Series B financing closing (the “Initial RSU Award”). Promptly after the date of grant of your Initial RSU Award, the Company and you shall execute and deliver to each other the Company’s form of restricted stock award agreement, evidencing the Initial RSU Award and the terms thereof. The Initial RSU Award shall be subject to, and governed by, the terms and provisions of the Company’s 2012 Equity Incentive Plan, as it may be amended and/or restated from time to time (the “Plan”), and your restricted stock agreement with respect to your Initial RSU Award.

•	Your Initial RSU Award will vest on the later of the service vesting and liquidity event vesting dates, as described below:

•

Service Vesting. You will vest for service-vesting purposes in twenty-five percent (25%) of the Initial RSU Award on the first anniversary of the Start Date and shall vest in the remainder of the Initial RSU Award in a series of twelve (12) equal quarterly installments after such first anniversary until the Initial RSU Award has become fully vested, provided that you remain employed by the Company and its affiliates through the applicable vesting date(s). Except as set forth below under “Termination,” you will immediately forfeit any portion of your Initial RSU Award that has not service-vested upon your termination of employment with the Company and its affiliates for any reason, with no consideration. Notwithstanding the foregoing, if you are employed by the Company or an affiliate on the date of a Change in Control that does not involve an IPO, as those terms are defined in the Plan, prior to the full service-vesting of your Initial RSU Award, all of your unvested Initial RSU Award will be immediately and fully service-vested.

•

Liquidity Event Vesting. You will vest in your Initial RSU Award for liquidity event-vesting purposes if the Company undergoes a Change in Control or an IPO, as those terms are defined in the Plan, within the seven (7) year period following your Start Date. In the event that no Change in Control or IPO is consummated on or before the seventh (7th) anniversary of your Start Date, your entire Initial RSU Award, whether or not any portion has service-vested, will be immediately forfeited for no consideration.

•

You will be entitled to receive shares of common stock of the Company in settlement of your vested Initial RSU Award promptly following the later of the applicable service-vesting date and liquidity event-vesting date. No dividend equivalents will be payable.

•

Additional RSU Grant Opportunities. In addition, you may earn restricted stock units with respect to the common stock of the Company (the “Incentive RSU Awards”) in an amount up to an additional 1.5% of the FDE of the Company, determined immediately following any such Incentive RSU Award(s), as follows.

•

If any of the following company milestones are achieved in the 18 months following your start date, you will be eligible to receive an Incentive RSU Award with respect to 0.5% of the Company’s then current FDE earned for each milestone achieved (but no more than an aggregate of 1.5% of the FDE):

•	An initial AMP combination immunotherapy (e.g. CAR-T, TCR-T, cytokine or checkpoint inhibitor) proof of concept trial initiated.

•	An Amphiphile alliance signed with at least $40M in committed funding.

•

Positive interim data package in-hand for ELI-002 in a Pl /2 study of KRAS positive colorectal cancer patients by December 31, 2020, with positive defined as data triggering a decision to continue the trial.

•	“A financing of at least $40M from biotech focused institutional or venture investors” (no period at the end on this one - a typo in the original that we are maintaining.)

•

Any Incentive RSU Award will vest and be settled on the same schedule and under the same circumstances as your Initial RSU Award, with vesting service and the seven-year period in which a Change in Control or an IPO must be consummated measured from your Start Date.

•

Vacation. You will be entitled to accrue up to twenty (20) days of vacation each calendar year. Any vacation shall be taken at the reasonable and mutual convenience of the Company and you. Vacation may accrue up to an accrual cap of thirty (30) days, at which time it will case accruing. Any accrued but unused vacation will be paid out upon your separation from employment.

•

Sick Time. You will accrue one (1) hour of paid sick time for every thirty (30) hours worked, up to a sick time accrual cap of seventy-two (72) hours. Sick time may be used in accordance with the San Francisco Paid Sick Leave Ordinance, to the extent applicable.

•

Holidays. The Company has identified “company holidays” which are paid days off that do not subtract from your personal vacation days, and always include the last week of the year. These company holidays for 2019 are detailed in your benefits package.

•

Benefits. You will also be entitled to participate in such employer group medical, travel and accident, short and long-term disability, term life insurance, retirement and fringe benefit plans, if any, as the Company shall make generally available from time to time to its employees. The Board reserves the right from time to time to change or terminate the Company’s employee benefit plans and fringe benefits. Your participation in such employee benefit plans and fringe benefits, and the amount and nature of the benefits to which you shall be entitled thereunder or in connection therewith, shall be subject to the terms and conditions of such employee benefit plans and fringe benefits.

•

Expenses. Upon delivery of documentation, you will be entitled to reimbursement by the Company during the term of your employment for reasonable and necessary travel, entertainment and other business expenses incurred by you in the performance of your duties hereunder in accordance with the policies and practices as the Company may from time to time have in effect.

•

Accommodation in Cambridge. It is anticipated that your duties will include regular travel to Cambridge. You and the Company may agree that, in lieu of the Company’s reimbursement of your reasonable hotel expenses in the Cambridge area in accordance with the Company’s travel policies and practices, the Company will provide you with an annual allowance which you may use for the rental or purchase of an apartment in the Cambridge area, in an amount anticipated to be approximately equivalent to the annual amount the Company has historically incurred for your hotel accommodation in Cambridge. To the extent these amounts are taxable to you, they will be subject to withholding for federal and state income tax and other employment taxes. However, such funds shall be construed as an advance, subject to your continued employment for a period of at least 12 months following such relocation. Should you voluntarily terminate your employment within 12 months of this payment, you would be required to reimburse the Company a pro-rated amount of the payment provided.

•

Participation on Outside Boards of Directors and/or as a Consultant. The Company believes that both the Company and you can benefit from participation with other companies on a part-time basis, as long as this participation does not interfere with your duties to the Company. You will have the opportunity to become a Director or Consultant for up to two companies of your choosing as long as they are not competitive with the Company and the CEO has agreed in advance.

•

Establishing an Elicio office near your residence. The Company agrees, financial position permitting, to establish an office in the San Francisco area for you to facilitate meetings and teleconferencing.

Withholding Taxes

All payments and benefits described in this letter agreement or that you may otherwise be entitled or eligible to receive as a result of your employment with the Company will be subject to applicable federal, state and local tax withholdings.

409A Compliance

This section is intended to help ensure that compensation paid or delivered to you pursuant to this letter agreement either is paid in compliance with, or is exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (collectively, “Section 409A”). However, the Company does not warrant to you that all compensation paid or delivered to you for your services will be exempt from, or paid in compliance with, Section 409A. In applying Section 409A to compensation paid pursuant to this letter agreement, any right to a series of installment payments under this letter agreement shall be treated as a right to a series of separate payments.

For purposes of determining when amounts that are subject to Section 409A and that are otherwise payable on account of your termination of employment will be paid, “termination of employment” or words of similar import, as used in this letter agreement, shall mean the date as of which the Company and you reasonably anticipate that no further services will be performed by you, and shall be construed as the date that you first incur a “separation from service” from the Company for purposes of Section 409A on or following termination of employment.

Any taxable reimbursements provided under this letter agreement that constitute deferred compensation subject to Section 409A shall be made or provided as follows: (i) in no event shall any fees, expenses or other amounts eligible to be reimbursed by the Company under this letter agreement be paid later than the last day of the calendar year next following the calendar year in which the applicable fees, expenses or other amounts were incurred; (ii) the amount of expenses eligible for reimbursement in any given calendar year shall not affect the expenses that the Company is obligated to reimburse in any other calendar year; and (iii) your right to have the Company pay or provide such reimbursements may not be liquidated or exchanged for any other benefit.

Nondisclosure and Developments

Prior to commencing your employment with the Company, you agree to sign a copy of the Company’s standard Employee Proprietary Information and Inventions Agreement (the “Proprietary Rights Agreement”).

No Conflicting Obligation

You hereby represent and warrant that the execution and delivery of this letter agreement, the performance by you of any or all of the terms of this letter agreement and the performance by you of your duties as an employee of the Company do not and will not breach or contravene (i) any agreement or contract (including, without limitation, any employment or consulting agreement, any agreement not to compete or any confidentiality or nondisclosure agreement) to which you are or may become a party on or at any time after the Start Date or (ii) any obligation you may otherwise have under applicable law to any former employer or to any person to whom you have provided, provide or will provide consulting services. You hereby further represent and warrant to the Company that, prior to the date of this letter agreement, you have provided to the Company a copy of any and all potentially conflicting agreements for the Company’s review.

Termination

The Company may terminate your employment at any time with or without Cause, as defined below, and you may terminate your employment at any time with or without Good Reason, as defined below. Should the Company terminate your employment without Cause, or should you resign for Good Reason, then, subject to your executing and returning to the Company on or before the fiftieth (50th) day following your termination of employment a separation agreement and release in the form provided to you by the Company, and such separation agreement and release becoming effective by its terms prior to the sixtieth (60th) day following your termination, then: (i) you will be entitled to receive severance, defined as six (6) months of your then-current Base Salary payable in accordance with the Company’s standard payroll practices for six (6) months following the effective date of termination; (ii) if your termination date occurs after June 30 in a particular calendar year, you will be eligible to receive a pro rata portion of any annual cash bonus, based on the number of days prior to your termination date in the year divided by 365, that the Board determines in good faith would have been awarded to you based on the Company’s performance versus the Board approved corporate goals for the year in which your employment terminates had you remained employed through to the date of payment; (iii) the portion of your Initial RSU Award and Incentive RSU Awards, if any, that would have vested in the twelve (12) month period following your termination date had you remained employed by the Company and its affiliates during that period will service-vest, as described above, and all other unvested portions of your Initial RSU Award and Incentive RSU Awards shall be forfeited for no consideration; and (iv) if you are eligible for and timely elect health care continuation pursuant to Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”), under the Company’s group health plan, then the Company will meet (or reimburse you for) that portion of the cost of your COBRA coverage that it meets for similarly situated active employees of the Company participating in the Company’s group health plan for a period of up to six (6) months following your termination of employment (or, if earlier, until the date on which you cease for any reason to be eligible for COBRA coverage under the Company’s group health plan), provided that the Company may, in its sole discretion, provide such amounts on a taxable basis. The first installment of your severance shall be payable on the payroll date falling on or next following the sixtieth (60th) day following your termination, with the first such installment including the installments that would have been paid to you during such sixty (60) day period. Any pro-rated discretionary bonus shall be payable to you at the same time as it would have been payable to you had you not terminated employment.

For purposes of this letter agreement, the following definitions shall be applicable:

“Cause” shall mean any one or more of the following (as determined by the Company in good faith): (i) your material breach of this letter agreement or any other agreement between the Company and you; (ii) your material failure to adhere to any policy of the Company or any of its Affiliates generally applicable to employees of the Company or any of its Affiliates; (iii) your appropriation (or attempted appropriation) of a business opportunity of the Company or any of its Affiliates, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Company or any of its Affiliates; (iv) your misappropriation (or attempted misappropriation) of any of the Company’s or any of its Affiliates’ funds or property; (v) your conviction of, or the entering of a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, or of a lesser crime having as its predicate element fraud, dishonesty or misappropriation; (vi) your failure or refusal to perform your duties to the Company or any of its Affiliates; (vii) your physical or mental disability such that you are unable to perform your duties as Head of Research & Development; (viii) your violation of any law applicable to the Company or its business; (ix) your engaging in bad faith, gross negligence or willful misconduct in the performance of your duties for the Company or any of its Affiliates; and

(x) your commission of an act constituting fraud, embezzlement, breach of any fiduciary duty owed to the Company or other material dishonesty with respect to the Company, in each case as determined in good faith by the Board; provided, however, that in the case of conduct described in clauses (i), (ii) and (vi) hereof, such conduct shall not constitute “Cause” unless (a) the Company shall have given you written notice setting forth the conduct deemed to constitute “Cause” and (b) you shall not have remedied the objectionable conduct within ten days after receipt of such written notice.

“Good Reason” means any one or more of the following: (i) a material diminution in the nature or scope of your authorities, duties or reporting relationships that renders them materially inconsistent with the position of Head of Research and Development of the Company; (ii) a material reduction in your Base Salary (other than as part of a reduction in the base salaries of all or substantially all other executives of the Company that is in the same proportion as the reduction in your Base Salary); (iii) the permanent, non-voluntary material relocation of your principal place of employment with the Company (other than as anticipated herein); or (iv) if a merger or successor company does not assume the terms or conditions of this agreement. Your resignation for Good Reason shall occur only if you have provided the Company with express written notice of the details of the condition or event you believe to give rise to Good Reason within thirty (30) days of the initial existence of the condition or event and the Company or its successor has not cured such Good Reason within thirty (30) days of receipt of written notice from you sufficiently describing such alleged Good Reason. Notwithstanding the foregoing, any of the events described in clauses (i) and (ii) of this definition shall not constitute Good Reason if such events occur by virtue of your physical or mental disability such that you are unable to perform your duties as Head of Research and Development of the Company (with or without a reasonable accommodation).

Work Eligibility

You have provided to the Company sufficient documentation to demonstrate your eligibility to work in the United States and, at the request of the Company, shall provide any additional documentation requested by the Company to demonstrate your eligibility to work in the United States.

Background and Reference Checks

The Company may conduct appropriate background and reference checks prior to your Start Date. The Company’s offer of employment hereunder, as well as your employment under this letter agreement, is subject to the Company being reasonably satisfied with any such background and reference checks.

Governing Law; Arbitration

This letter agreement shall be governed by and construed in accordance with the internal substantive laws of the State of California. The Company reserves the right to adopt a mandatory arbitration agreement (inclusive of a jury waiver) which you agree may be required as a condition of your continued employment hereunder.

Entire Agreement; Amendment

This letter agreement (together with the Proprietary Rights Agreement and any Arbitration Agreement contemplated hereby) sets forth the sole and entire agreement and understanding between the Company and you with respect to the specific matters contemplated and addressed hereby and thereby. No prior agreement, whether written or oral, shall be construed to change or affect the operation of this letter agreement in accordance with its terms, and any provision of any such prior agreement, which conflicts with or contradicts any provision of this letter agreement, is hereby revoked and superseded. Any prior agreement, if any, you may have with the Company regarding your employment, whether written or oral, is hereby, and without any further action on your part or the Company’s, terminated, revoked and superseded by this letter agreement. This letter agreement may be amended or terminated only by a written instrument executed both by you and the Company.

We are excited to have you on board as our new EVP, Head of R&D and CMO. Please acknowledge your acceptance of this offer and the terms of this letter agreement by signing below and returning a copy to me.

By:	/s/ Robert Connelly
	Name:	Robert Connelly
	Title:	Chief Executive Officer
Elicio Therapeutics, Inc.

Accepted and Agreed:

By signing below, I fully accept and agree to the foregoing terms. I hereby acknowledge that I have had a full and adequate opportunity to read, understand and discuss the terms and conditions contained in this letter agreement prior to signing hereunder.

Signature:	/s/ Chris Haqq
Dr. Chris Haqq

Date:	9/29/2019